Exhibit 10.9

FIFTH AMENDMENT TO AGREEMENT

AND PLAN OF MERGER

BY AND AMONG

EQUITEX, INC.,

EI ACQUISITION CORP.,

AND

HYDROGEN POWER, INC.

March 10, 2006

FIFTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Fifth Amendment to Agreement and Plan of Merger (this “Agreement”) is entered into as of March 10, 2006, by and among Hydrogen Power, Inc., a Delaware corporation (the “Company”), Equitex, Inc., a Delaware corporation (“Equitex”), and EI Acquisition Corp., a Delaware corporation that is wholly owned by Equitex (the “Merger Sub”).

INTRODUCTION

A. The Company, Equitex and Merger Sub have entered into that certain Agreement and Plan of Merger and Reorganization dated September 13, 2005, as amended in that certain First Amendment to Agreement and Plan of Merger and Reorganization dated October 31, 2005, that certain Second Amendment to Agreement and Plan of Merger and Reorganization dated November 11, 2005, that certain Third Amendment to Agreement and Plan of Merger and Reorganization dated December 15, 2005 and that certain Fourth Amendment to Agreement and Plan of Merger and Reorganization dated January 30, 2006 (as amended, the “Merger Agreement”) whereby the Company and Merger Sub will merge with the surviving corporation being a subsidiary of Equitex (the “Merger”).

B. The Company, Equitex and Merger Sub have agreed to enter into this Agreement in order to amend the Merger Agreement by entering into this Agreement in order to (i) extend the termination date of the Merger Agreement to March 17, 2006, and (ii) set forth further additional agreements of the parties regarding the completion of the Merger.

C. The parties to this Agreement intend to adopt the Merger Agreement, as amended by this Agreement, as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties to the Merger Agreement, as amended by this Agreement, confirm their intention that the Merger qualify as a “reorganization,” within the meaning of Code Section 368(a) and a “foreign merger” within the meaning of Section 87(8.1) of the Income Tax Act (Canada), and that, with respect to the Merger, Equitex, Merger Sub and the Company will each be a “party to a reorganization,” within the meaning of Code Section 368(b).

AGREEMENT

Now, Therefore, in consideration of the foregoing premises, and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article 1
Amendment to Termination Date

1.1  Amendment to Termination Date. In order to reflect a change in the termination date of the Merger Agreement, Section 7.1(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(e) by either the Company or Equitex if the Effective Date is not on or before March 17, 2006, or such later date as the Company and Equitex may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).”

Article 2
Closing Advance

2.1  Closing Advance. In order to give effect to the agreement of the parties that Equitex will advance to EI Acquisition the principal amount of $5,000,000 as a condition of closing of the Merger, Section 6.3(g) is hereby added to the Merger Agreement:

“(g) Equitex will have advanced to EI Acquisition the principal amount of $5,000,000 (the “Closing Advance”) as an equity contribution and shall provide the Company evidence of such Closing Advance, in a manner reasonably acceptable to the Company, and such wire transfer may be completed concurrently with Closing. Notwithstanding the foregoing, Equitex may, at its sole option, provide such Closing Advance from other sources, including without limitation, pursuant to a loan from FastFunds Financial Corporation (“FastFunds”). Equitex acknowledges and agrees that the Closing Advance will not be in any way secured by the Security Agreement. The Company acknowledges and agrees that the completion of the Closing Advance will constitute satisfaction of Equitex’s obligation to advance $5,000,000 toward the exploitation and commercialization of the Company Intellectual Property within 45 days of the Closing, as contemplated by Section 5.12 of this Agreement. Notwithstanding the above, in order to facilitate a loan by FastFunds to Equitex and the grant of security by Equitex to FastFunds in order to enable Equitex to complete the Closing Advance, the parties agree that the Closing will be completed as follows:

(i) documents required to effect the Closing pursuant to this Agreement will be delivered by each party in escrow to Maslon Edelman Borman & Brand, LLP (“Maslon”), as attorneys for Equitex, to be held in trust pending Closing;

(ii) Equitex will deliver or will cause FastFunds to deliver the Closing Advance in escrow to Mason to be held in trust pending Closing;

(iii) Maslon will be entitled to file the Certificate of Merger with the Delaware Secretary of State upon: (A) delivery of the Closing Advance to Maslon in escrow, and (B) delivery by Equitex and FastFunds of an irrevocable direction to release the Closing Advance to the Company, as the surviving corporation, upon confirmation of filing of the Certificate of Merger with the Delaware Secretary of State;

(iv)  upon receipt of confirmation of filing of the Certificate of Merger with the Delaware Secretary of State, Maslon will deliver the Closing Advance to the Company, as the surviving corporation, by wire transfer to a bank account designated by the Company and will release the documents required to effect Closing to the respective parties to whom the documents are to be delivered upon Closing.

Article 3
Loan Amount

3.1  Loan Amount. In order to give effect to the agreement of the parties that Equitex and EI Acquisition will either (i) convert the principal of the Loan Amount and all accrued interest into shares of common stock of the Company, or (ii) forgive repayment of the Loan Amount and all accrued interest, Section 6.3(h) is hereby added to the Merger Agreement:

“(h) Concurrent with and as a condition to Closing, Equitex will, at the Company’s direction, either (i) convert the principal of the Loan Amount plus accrued interest into shares of common stock of HPI, or (ii) forgive the indebtedness, liabilities and obligations of the Company to Equitex for repayment of the Loan Amount, plus accrued interest. In each case, the Company will be released of its indebtedness, liability and obligations under the Promissory Note and the Security Agreement and each of the Promissory Note and the Security Agreement will be cancelled and will be of no further force or effect.”

Article 4
Nasdaq

4.1  Nasdaq. In order address the requirement of Nasdaq that Equitex submit a new listing application in order to maintain the continued listing of Equitex common stock following completion of the Merger, Section 6.3(i) is hereby added to the Merger Agreement:

“(i) Equitex will have submitted to Nasdaq a listing application, as required by Nasdaq in its letter dated February 28, 2006, and Equitex will not have been notified by Nasdaq of any refusal (a) to list Equitex common stock pursuant to such new listing application and (b) to maintain the continued listing of Equitex common stock pursuant to Equitex’s current listing application following the completion of the Merger.”

Article 5
UBC Amended Sublicense Agreement

5.1  UBC Amended Sublicense Agreement. In order to give effect to the agreement of the parties as to the final form of the First Amendment to the Sublicense Agreement and Consent to be entered into between the Company, the Amended Sublicense Agreement attached as Exhibit E to the Merger Agreement is hereby replaced with the Amended Sublicense Agreement attached hereto as Exhibit A.

Article 6
Consent of Company to Equitex Actions

6.1 Company Consents to Equitex Conduct of Business. Pursuant to the terms of Section 4.1 of the Merger Agreement, the Company hereby acknowledges and consents to the actions of Equitex set forth on Exhibit B hereto. The Company further acknowledges that such actions do not constitute breach of any covenant, representation or warranty of Equitex or Merger Sub under the Merger Agreement.

Article 7
General Provisions

7.1 Merger Agreement in Full Force and Effect. The Merger Agreement shall continue in full force and effect without amendment except as expressly provided for in this Agreement.

7.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

7.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

7.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

7.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

7.6 Counterparts; Delivery. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

7.7 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to its conflicts-of-law principles.

[SIGNATURE PAGE TO FOLLOW.]

In Witness Whereof, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

HYDROGEN POWER, INC.: By: /s/ James Matkin Name: James Matkin Title: Chairman	EQUITEX, INC.: By: /s/ Henry Fong Name: Henry Fong Title: President
EI ACQUISITION CORP.: By: /s/ Henry Fong Name: Henry Fong Title: President